DENTSPLY INTERNATIONAL INC.

                            Moderator: Gary Kunkle
                                 July 27, 2004
                                  7:30 am CT


Operator:    Good morning my name is (Kristie) and I'll be your conference facilitator today. At this time I would like to welcome everyone to the Second Quarter 2004 Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

             After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star and the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

             Mr. Kunkle, you may begin your conference.

Gary Kunkle: Thank you Kristie. Good morning and thank you all for joining the
             Dentsply International's Second Quarter 2004 conference call. My name is Gary Kunkle and I am the Vice Chairman and Chief Executive Officer. Also with me today are Tom Whiting, our President and Chief Operating Officer and Bret Wise, Senior Vice President and Chief Financial Officer.


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             I'm going to begin today's call with some comments regarding our second quarter and year-to-date results. And I would like to then give you an update on some of the key activities that are taking place in our business and conclude with some remarks regarding our outlook for the balance of the year.

             Bret will then go through a more detailed review of the P&L and balance sheet and finally we will all be pleased to answer any questions that you may have.

             Before we begin it's important to note that this conference call may include forward-looking statements including risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company's most recent annual report on form 10K. Also this conference in its entirely will be a part of an 8-K filing that will be available on our Web site.

             We released our announcement of the second quarter results after the market closed yesterday and I am very pleased to report that Dentsply had another excellent quarter. Our reported sales during the second quarter were $425.3 million. This represented an increase of 7.8% compared to the second quarter of 2003. If you exclude the precious metal contents the increase was 7.3% for the quarter.

             That 7.3% sales gain for the quarter broke out as follows. The base business was 4%, foreign exchange was 3.3% and there was no impact from acquisitions and divestitures.


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             The geographic base business for the quarter, this is ex precious metals, was as follows. The United States was 4.3%, Europe was 2.5%, Asia was 14.3%, Latin America was 7.8% and the rest of the world was 6.2%.

             Looking at specific geographies, the United States we were very pleased to see the improvement in our U.S. businesses. Our orthodontic business continues at a remarkable double-digit pace in the United States, as a matter of fact, for the balance - for the rest of the world included - and leads our consumable segment for the quarter.

             Dental consumables also performed well for the quarter as a group. Our U.S. lab business was up 2.8% overall for the quarter. It's important to note that the lab consumables the materials, which are excluding the lab equipment, were up almost 8% and this really indicates the returning growth of this dental segment.

             So we're very encouraged by what we see in the U.S. market and we're very pleased with our performance. We think it's a strong indicator for continued growth in the United States.

             Europe had base business growth of 2.5% for the quarter and as you may remember, when Europe experienced an increase of 10.4% in their base business during the first quarter, I had mentioned that some distributors may have bought forward to protect themselves against any unforeseen transitional difficulties during the move of our European distribution operations.


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             It appears that that may have been the case as you look at the business segments that go through distribution. One additional influencing factor was the international dental show that is held in Europe every other year. The sales from the 2003 show are in the second quarter of 2003 which is actually a quarter in which we experienced a 10.6% base business growth as a result of the influence of that meeting and obviously a tough comparison for the second quarter of 2004.

             But probably the important message is that Europe's base business growth year-to-date is 5.2% and is performing in excess of the estimated market growth of 3.5% for that region. And we're confident that we will continue to maintain this above market performance for the balance of the year.

             Moving on to Asia, our Asian businesses have had an exceptional quarter with an internal growth of 14.3% and this is following a growth of 11.8% in the first quarter. The increases are in virtually every category and it's certainly encouraging to see this market return to double-digit growth performance. We're encouraged by the trends and we expect that we will continue to see strong performance in these markets for the balance of the year.

             Latin America had a base business growth for the quarter of 7.8%. It's been three quarters since we're had a positive growth in this region of the world. This is really quite frankly in part due to easier comparisons but also some economic rebound in Brazil and that's offset by continued economic challenges in Mexico.

             If you look at the balance of the world we had internal growth of 6.2% and this was led by strong performances in Canada, the Middle East and Africa.


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             Just some other items of interest - the anesthetic plant in
             Chicago, we continue to make progress with our validation procedures at this facility. We have successfully completed the necessary media fills and the stability runs to prepare us for production in the fourth quarter of this year.

             We anticipate approvals from the regulatory agencies for the stability batches probably in the September to October timeframe. These approvals are for the UK and the Australian markets. North America and Japanese market stability batches are scheduled following the completion of validation activities.

             Just some comments on new products. Year-to-date we've introduced new products in orthodontics, endodontics, preventive care products, restoratives, implants, handpieces and lab. Most of these were during the second quarter of this year. The new products that we have introduced year-to-date total 13. Included in this total are not any minor line extensions.

             We expect to introduce at least that number in the balance of the year and we continue to be excited about the pipeline we have of new products. And it remains an integral part of our growth strategy.

             Some comments on Oraqix. We continue with our approval process country by country. Oraqix is approved for sale in the U.S. and Sweden and we plan to launch in those countries in the fourth quarter of this year. The approval process continues throughout Europe and Japan. Product introduction in those remaining countries will be timed based on those approvals.

             We're very excited about this product. There are really few products in dentistry that alone can have a significant impact but we certainly think that Oraqix is among those exceptions.


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             I did want to share some, what I consider some very exciting news regarding our progress with our advanced technology group. As you may remember we developed a new organization within our R&D group recently to focus on pursuing technologies outside of dentistry that may have a dental application.

             This pursuit includes engaging with universities, medical companies, pharmaceutical companies, technology centers and others in pursuit of existing technology or emerging technologies for other industries that may have a dental application. And of course this is an adjunct to our ongoing relationship with dental schools and dental technology centers that are pursuing exclusively advances in dentistry.

             There has been considerable activity in this area and we're very excited about what we see. Dentsply has recently entered into a five-year master research agreement with the Georgia Institute of Technology. Under this agreement we are working with the Georgia Tech Research Institute.

             This is really the applied research and development arm of Georgia Tech and it's an integral part of the dental technology research center which is a new initiative of Georgia Tech to integrate their multi-disciplined engineering knowledge towards the development of significant new applications for the dental field.

             Initially we have identified several areas of interest to Dentsply. We have committed to Georgia Tech to pursue two of these. Others are under current evaluation with many yet to review.


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             And while for competitive reasons I can't discuss these
             specifically, quite frankly they're exactly what we envisioned when we formulated the vision of this new advanced technology group. Most of these projects are on a timeline that are much longer than our traditional product development projects but they do offer significant promise.

             And we think Georgia Tech is just an outstanding institution with exceptional capabilities. We're very excited about this relationship and look forward to updating you as we proceed. And of course we also look forward to updating you as we bring on additional partnerships and relationships as we move forward.

             Our M&A group and senior executives have been very active in the pursuit of specific acquisition targets. As I have mentioned before, these targets are focused on share expansion, geographic expansion and technology. We're probably proceeding more rapidly in the areas of technology and share expansion. Acquisitions have been and remain a key part of our growth strategy and we do look forward to informing you as these activities materialize into something that's a little more formal.

             Just some comments on the balance of the year. Our internal growth for the first quarter was 6%. That was followed by 4% in the second quarter giving us approximately 5% for the first half of the year. While the first quarter was stronger, I'm actually more encouraged by what I see in the second quarter as it strengthens our confidence in the market trends and, you know, most importantly to us, it strengthens our confidence in our own direction and progress.


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             Our sales guidance for the year remains to achieve between 5% to
             6% internal growth. We believe that growth will be actually probably more in the fourth quarter than the third and this is based on consideration to the timing of future new product releases and the fact that third quarter traditionally is a soft quarter for global dental companies given the holidays in Europe that take place during the July and August timeframe.

             Our earnings guidance for the year was initially $2.25 to $2.30. We upgraded that last quarter citing our expectations to be at the upper side of that guidance. Today I'd like to further improve that guidance to $2.28 to $2.33. We really are extremely pleased with our results year-to-date and we're excited about the prospects for the balance of the year.

             I would now like to turn the call over to Bret Wise and he'll give you a more detailed view of our financial performance.

Bret Wise:   Thank you, Gary, and good morning, everyone. Thank you for joining us on our second quarter conference call. I'd like to start by highlighting some items in the P&L for the quarter and then touch briefly on certain cash flow items and selected balance sheet items.

             I'll look first at the income statement as provided in the release. As Gary mentioned, net sales for the second quarter grew by 7.8% in total and 7.3% excluding precious metals. The internal growth excluding precious metals was 4% and currency added 3.3%.


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             The mix of sales was fairly stable on a geographic basis versus the prior year second quarter with the U.S. representing 43.5% of sales this year, that's sales ex PM compared with 44.8% in the prior year so down about 130 basis points in relative mix in the U.S. And Europe representing 37.3% of sales this year versus 36.6% in the prior year quarter.

             So in total we saw a mix shift of about one percentage point as an increase in Europe business relative to the mix and a decrease in the U.S. business relative to the total mix.

             Gross margins ex precious metals for the quarter were 57.0% percent. That's up just slightly from the second quarter of 2003 and it's essentially the same as we reported in the first quarter of 2004. This slight improvement was accomplished despite the geographic mix shift that I noted earlier.

             We did have a small restructuring charge in the quarter of $333,000. That's related to the continuing consolidation of the U.S. lab business that we first disclosed in our January call.

             We expect to complete this consolidation in the second half of this year and anticipate additional charges of approximately $1.5 million as we consolidate the distribution facilities and that will primarily be in the fourth quarter.

             Operating margins were 18.2%. That's up 50 basis points compared to 17.7% in the second quarter of 2003. And excluding precious metals, operating margins were 20.8%, up 70 basis points from 20.1% last year.

             Operating margins were also up over a full percentage point sequentially from the first quarter. Improvement in operating margins really reflects in part the benefits of the consolidations of various operations and functions that have occurred over the last two to three years much along the lines of what we're doing today with the U.S. lab business.

             The tax rate for the quarter was 32.0% compared to 32.4% for the second quarter of 2003. As we look forward for the rest of the year we expect the normal operational tax rate to be in the 31% to 31-1/2% range for the second half of the year.

             So earnings from continuing operations were $49.2 million or 60 cents per diluted share. That's an 11.1% increase from the second quarter of 2003. Year-to-date earnings from continuing operations are $1.16 per diluted share, up 14.9% compared to the $1.01 for the first half of 2003.

             Gary commented on earnings for the full year and again we anticipate that we'll be in the $2.28 to $2.33 range for earnings from continuing operations. The second half of the year will be impacted in part by the start-up costs of the pharma plant in Chicago and one-time launch expenses for Oraqix.

             During the January call we had estimated that the startup costs for the pharma plant would be approximately $5 million this year and that that would occur primarily in the second half of the year. We now anticipate the startup costs to be $2-1/2 to $3 million in the second half of the year with most of that balance being pushed to early 2005.


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             In addition, as mentioned earlier we are anticipating a fourth quarter launch of Oraqix in the U.S. and in Sweden and we estimate one-time launch costs of approximately $1 million in the fourth quarter associated with bringing Oraqix to market in the U.S. and in Sweden.

             So in total these two items will add about $3-1/2 million to $4 million in costs in the second half of the year. And those costs are included in the range that Gary quoted for the full year estimates.

             Also when looking at the second half, remember that the 2003 comparison includes approximately $6.8 million in pretax gains from our investment in Practice Works which we sold in the fourth quarter of 2003.

             Switching gears now to look at the balance sheet and cash flows. Cash flows continue to be very strong in the quarter with approximately $50 million in free cash flow. On a year-to-date basis operating cash flows were approximately $110 million; that's up 15% compared to $95 million in the first six months of 2003.

             Other cash flow items for the current year include depreciation and amortization which was $24 million for the first six months and in balance with capital expenditures which were also $24 million for the first six months of 2004.

             Inventory days at the end of June stood at 89 days. That's a five-day improvement compared to the 94 days we had at the end of '03 and receivable days stood at 52 days at the end of June compared to 50 days at the end of 2003.

             The balance sheet continues to strengthen during the quarter. At the end of March we had $344 million in cash and long-term debt of $771 million.

             In closing we're very pleased to report another record quarter for the second quarter of 2004. And that concludes our prepared remarks. We're now prepared to take questions. Kristie, if you could help us take questions at this time? Thank you.

Operator:    At this time I would like to remind everyone in order to ask a question please press star 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

             Your first question comes from the line of Derek Leckow of Barrington Research.

Derek Leckow:   Thank you. Good morning. I had a question first of all on the operating margin. You've had a nice expansion here in the first half of the year and, Bret, I think you mentioned some cost increases that are expected. Would you still expect there's some opportunity to see year-over-year operating margin improvement in the second half or would it be more flattish?

Bret Wise:   No, we would still anticipate being able to deliver about 50 basis points operating margin improvement for the full year. And in making that estimate we've taken into account those additional costs.

Derek Leckow:   Okay, great. And then on the $1-1/2 million of additional
             charges you've alluded to in the fourth quarter, is that included in your guidance?

Bret Wise:   Yes, that's incorporated into that $2.28 to $2.33 range that we gave you earlier.

Derek Leckow:   Okay, thanks. And then just finally, wonder if I could touch on some of the new products that you're going to be launching. You mentioned Oraqix is a key product in the fourth quarter. It sounds like we're going to probably see the revenues from that product mainly in the evolving fiscal year. Any key products you might want to talk about in the late third quarter and fourth quarter for this year?

Gary Kunkle: Well, I can't talk about them specifically, Derek. You know, competition's stiff enough without giving the head's up.

Derek Leckow:   Okay.

Gary Kunkle: But I can tell you categories.

Derek Leckow:   Great.

Gary Kunkle: We certainly expect that we will introduce something in the implant area in the United States. We have new products in the restorative category that we'll be introducing.

             One I can talk about specifically because it has been pre-announced is that we have a new delivery system for our P-15. It's more in a putty form to make it more user friendly for some of the procedures that they are currently using our existing product for. We have a number of products in the lab and of course I mean the most visible one is Oraqix.

             In total there will probably be 13 to 15. I'm obviously reticent to talk about them specifically other than the ones that have been announced because, you know, the one thing you see in this business is that people immediately have some kind of marketing program where there's 10 free with 15 purchased and plug up the supply chain and it postpones your launch for 6 months.

Derek Leckow:   Okay.

Gary Kunkle: But we're excited about what we have to offer and we will announce them to the public within a reasonable time of announcing them to our customers.

Derek Leckow:   And you had an encouraging improvement in the consumable part of your lab business. We still see a tough comparison on the equipment though in the third quarter, isn't that right?

Gary Kunkle: Actually it's getting less and less, Derek.

Derek Leckow:   Okay.

Gary Kunkle: And I'm not too concerned about it. You know, we sell the equipment for one reason and one reason only and that's to sell the consumables. And while I don't like to have the comparison being negative like it has been the last couple of quarters, I really look at consumables to measure the impacts of this lab business and the materials are moving well. That indicates to me that eventually they will buy the equipment and the materials will continue to grow and the lab business overall will grow.

Derek Leckow:   And you feel that this 8% sort of increase on the consumable side is sustainable especially with the new products you have coming out?

Gary Kunkle: Well, lab business overall grows pretty consistently with the dental business - 4-1/2% to 5-1/2%. We expect to grow faster than that so, you know, when you put the 8% consumables with the equipment business, once it settles down I mean we expect to grow in a 6% to 7% which is above the market.

Derek Leckow:   Okay. And then you're also planning - just wanted to switch gears toward your use of cash in the second half - you talked about your acquisition program. It sounds like that's heating up a little bit. You also have a share repurchase program out there. Have you guys been buying stock after the close of the quarter?

Gary Kunkle: Yes, you want to comment on that, Bret?

Bret Wise:   Yes. Year-to-date we've bought just under 400,000 shares at an average price - well, the average price for this quarter just a little bit over $49.

Derek Leckow:   We'll probably start to see the dilution from stock options and so forth kind of leveling off so we probably would see shares outstanding staying at the current level?

Bret Wise:   I think that's right. You know, our stock option program is a ten year program and we're just now in the 10th or 11th year so we're starting to see exercises under that. But we'll be able to start to mitigate that somewhat through share repurchases for the balance of this year.


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Derek Leckow:   Okay, great. Thanks for the comments. Appreciate it.

Gary Kunkle: Thank you, Derek.

Operator:    Your next question comes from the line of Suey Wong of Robert
             Baird.

Suey Wong:   Great, thank you. Can we talk about the internal growth? With the stronger product pipeline that you have and also the rebound of the lab business do you think we could see some acceleration in internal growth in the back half of the year from this quarter?

Gary Kunkle: Our guidance is 5% to 6% and we're at 5% so obviously our expectation is that that will happen, Suey. As I had said in my earlier remarks, I think you're probably going to see more of that growth in the fourth quarter than the third and that's based on two factors. One, that as we look at the timing of our new product releases they probably will have more of an impact in the fourth quarter than the third.

             And secondly, you know, the third quarter for all of us that have global businesses that expand into Europe, we are influenced by the vacation schedule in Europe which is July and August. And, you know, while you may see some percentage growth the impact it has on the total year is not nearly as significant as the fourth quarter would be.

Suey Wong:   Okay. Let's jump over to the lab business. Gary, could you talk about your outlook for the lab business in the U.S. versus the international and specifically in Europe?


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Gary Kunkle: Well, I can talk about the indicators that we have seen. You know, our comparisons become more and more favorable as we move forward with the equipment side of the lab business. And the consumables are very positive. I mean we're seeing 7% to 8% growth in materials and that's really what's going to drive it.

             So I'm very optimistic about the lab business in the U.S. and I'm very optimistic about it worldwide for that matter.

Suey Wong:   Okay. Gary, the trends that you just talked about here, would that be both across the U.S. and across Europe?

Gary Kunkle: Yes but I think the rebound is more in the United States than it is in Europe. Europe did not suffer the decline in the lab business that the United States suffered last year.

Suey Wong:   Okay, great. Thank you.

Operator:    Our next question comes from the line of Justin Boisseau, Gates
             Capital Management.

Justin Boisseau:     Yeah, can you talk about the market growth in each of
             your geographic regions versus your internal growth?

             And secondly, can you give us the amount of short-term debt that is in current liabilities and the amount of debt change attributable to foreign currency exchange?


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Bret Wise:   Yes, the amount of debt in current liabilities is about $23 million and most of that comes due in December so we'll pay that off when it matures. The amount of shift in debt from foreign currency this quarter was not very substantial and I probably have that but I'll have to dig that out. I think that the variance though was pretty small this quarter.

Gary Kunkle: I'm sorry, your other question was about the market growth?

Justin Boisseau:     Yeah, what do you figure each one of your markets grew
             during the quarter versus your internal growth?

Gary Kunkle: Well, we talked about Europe earlier. Europe usually grows about
             3-1/2%. We obviously are growing faster than the market at 5.2%.

             The United States if you look at it over a period of five years has growth about 6%. I'd say most recently that is less and I'd say we probably are growing at market because part of that market includes the lab business which we have a significant presence in the lab business which has been down.

             If you look at the other markets certainly in Asia we are outgrowing the market considerably with double-digit growth. Latin America we are outgrowing the markets, and the balance of the world.

             So the thing that really is affecting us in the U.S. is mix. We have a strong presence in lab. Lab has been down. The market is really driven by other product categories which have a stronger presence than we have.

Justin Boisseau:     Okay, thank you.

Bret Wise:   Going back to the debt question, foreign currency reduced debt by about $16 million this quarter.

Justin Boisseau:     Okay. And I was just wondering, how hard would it be for
             you to provide a cash flow statement with your press release?

Bret Wise:   Well, I don't think it would be difficult for us to do that. We could do that but typically we have not done that.

Justin Boisseau:     Okay. I was just curious, in an era of new transparency
             here why you wouldn't do that.

Bret Wise:   Well, we'll consider it.

Justin Boisseau:     Okay, we'd appreciate that. Thanks.

Operator:    Your next question comes from the line of Greg Halter, LJR Great
             Lakes Research.

Greg Halter: Good morning, Gary and Bret, and congratulations on a good quarter and encouraging outlook.

Gary Kunkle: Thanks, Greg.

Greg Halter: Bret, wondered if you could comment on the swaps you have and what your net debt is after cash-in swaps?

Bret Wise:   Yes, the swap value at the end of the quarter was $47 million I believe. And we had $334 million of debt - or excuse me - $344 million of cash, $771 million of long-term debt and like I said, there was about $23 million in short-term debt. So those were the components.

Greg Halter: Okay. And do you have your accounts payable figure as of the end of the quarter?

Bret Wise:   Yes. Let me look that up. Accounts payable at the end of June was
             $85 million.

Greg Halter: Okay, thank you. And finally just to clarify, in your guidance talking about the $1.5 million charge for the plant consolidations, facility consolidation, is that $1.5 million additional charge or is that on top of the $1.057 through six months?

Bret Wise:   That's an additional charge in the second half.

Greg Halter: Okay, thank you very much.

Operator:    Once again if you would like to ask a question please press star
             1 on your telephone keypad. One moment please.

             Your next question comes from the line of Chris Sassouni, Eagle Asset Management.


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Chris Sassouni: Hey, gentlemen. I was wondering if you could talk a little bit about looking out into the future of dentistry. Obviously over the past 20 years there have been some remarkable improvements in dentistry particularly in the area of dental materials and cosmetics that have driven the growth rate up in the U.S. from where it was in the `80s and early `90s.

             If you look going forward, can you talk even generically about some of the changes that are likely to take place as a result of new technologies in the field of dentistry?

Gary Kunkle: Yes, I can. I think some of the things that you look at is regeneration of tissue where you might have a product that serves as a restorative material but at the same time regenerates the tooth material and replaces the restoration material as more functional.

             You can look at pharmacological solutions to what are traditional dental solutions today.

             You can look at analysis and diagnosis that can take place through saliva tests.

             You can look at digital impressions to replace traditional impression materials.

             I mean I could go on and on but there's a lot of things that are visionary that I think along with ourselves and other people are looking at as the future of dentistry. And I think to your point, while there have been changes over the years most of them have been evolutionary and there's probably more of an opportunity for revolutionary change in the future than there has been in the past.

Chris Sassouni: If you look at one of the newer technologies that's gaining at least some traction, I just wanted your opinions on it both from the standpoint of selling the equipment as well as the consumables, and that's in the area of lasers both for soft tissue and hard tissue.

Gary Kunkle: Well, I'm just offering my opinion. We have looked at lasers over and over and over year after year after year and as you look at our product portfolio we're not involved in it.

             That doesn't mean that it doesn't have an opportunity in the future but as we look at it, we obviously have not seen anything that has compelled us to make an investment.

Chris Sassouni: Okay. Thank you.

Operator:    Your next question comes from the line of Frank Pinkerton, Bank of America Securities.

Frank Pinkerton:     Hi, guys, can you hear me?

Gary Kunkle: Yes. Hi, Frank.

Frank Pinkerton:     Hey, first of all can you review here quickly, I know you
             got the Sweden approval. What's the timeline to kind of get the other countries online there in Europe for Oraqix and did you also make a comment about Japan, on approval there and I think I missed that?

Gary Kunkle: Actually we did not make a comment on the timeline but I'm going to let Tom comment on the approval by country in Europe.

Tom Whiting: The process is mutual recognition in Europe. Sweden is the member country and from there it goes out into each of the other European countries for approval process.

             They all have a varying degree of timeline and we would expect to see those approvals starting to come through late fourth quarter until probably about the same time the following year 2005.

             With regard to Japan we are in the process of preparing the submission and I have not officially submitted that submission as we work through questions with their regulatory agencies.

Gary Kunkle: Does that answer your question, Frank?

Frank Pinkerton:     Yeah. No, that's great. And also the last couple of
             quarters, you know, you've spoken from a very high level regarding the Cercon launch I guess and how that's doing. Is that part of the reason why consumables were better in the lab this quarter or are you also seeing from some of your other line consumables also accelerating?

Gary Kunkle: Well, it's both but if you look at what's probably pulling it up, the area within the materials is growing faster than the others would be the Cercon consumables. But, you know, we have a large presence in materials in lab beyond Cercon but certainly we're very pleased with the material growth within Cercon itself.

Frank Pinkerton:     Okay, great. And one final question and I guess more of a
             kind of macro big picture question here. You know, seeing some what I would call larger, more conglomerate type companies whether it's in the dental consumable space or, you know, in the equipment side playing more in the dental market, can you speak to just competition? What you expect to see on this front in the future with larger companies coming in, taking an interest in the market?

             Thank you.

Gary Kunkle: Yes, beyond the people that have made or I should say persons or companies that have made recent entries, you know, they were pretty open and candid about the fact that they would like to be in the equipment sector whether it be medicine or dentistry or other areas. And that's been predominantly where they have made their acquisitions.

             Beyond that, you know, the companies that they acquired if they were competitors we competed with them before and we'll continue to compete with them very aggressively in the future. So, you know, it's a point of reference and a point that's something that we will track and follow but we're not going to be particularly concerned about it.

Frank Pinkerton:     Okay. Thank you.

Operator:    At this time there are no further questions.

Gary Kunkle: Okay. Well, just like to thank you all for joining the conference call today and we truly do appreciate your interest in our company. Thank you very much.

Operator:    Thank you. This concludes your conference. You may now
             disconnect.

                                      END